Exhibit 10.5(a)

Compensation Arrangement Dr. Richard Franklin

Effective March 1, 2015, the annual compensation to which Dr. Richard Franklin is entitled under his consulting agreement with Pathfinder Cell Therapy, Inc. has been reduced to $60,000.